                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                                PERRIGO COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                PERRIGO COMPANY
                   515 EASTERN AVENUE ALLEGAN, MICHIGAN 49010
                            TELEPHONE (616) 673-8451

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD DECEMBER 7, 1999

To the Shareholders:

     You are hereby notified that the Annual Meeting of Shareholders of Perrigo Company will be held at The Embassy Suites Hotel, 670 Verdae Boulevard, Greenville, South Carolina, on Tuesday, December 7, 1999 at 10:00 A.M. (Eastern Standard Time), to consider and take action with respect to the following matters:

     1. The election of two directors of the Company;

     2. The ratification of selection of independent accountants; and

     3. Such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on October 8, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders. The transfer books of the Company will not be closed.

     If you do not expect to attend the meeting in person, please execute the enclosed proxy and return it as promptly as possible in the accompanying stamped envelope. You may revoke your proxy at any time before it is exercised and if you are present at the meeting you may withdraw your proxy and vote in person.

     A copy of the Company's 1999 Annual Report to Shareholders accompanies this notice.

                                          By Order of the Board of Directors

                                          John R. Nichols
                                          Secretary

Allegan, Michigan
October 28, 1999

              IMPORTANT -- PLEASE MAIL YOUR SIGNED PROXY PROMPTLY
               IN THE ENCLOSED ENVELOPE PROVIDED FOR THIS PURPOSE

                                PERRIGO COMPANY
                   515 EASTERN AVENUE ALLEGAN, MICHIGAN 49010
                            TELEPHONE (616) 673-8451
                              -------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD DECEMBER 7, 1999

     This proxy statement is furnished in connection with the solicitation of proxies by the Perrigo Company to be voted at the Annual Meeting of Shareholders to be held on Tuesday, December 7, 1999.

     The enclosed proxy is solicited by the Board of Directors of the Company and will be voted at the Annual Meeting and any adjournments thereof. Shares represented by a properly executed proxy in the accompanying form will be voted at the Annual Meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. If no instructions are given, the shareholder's shares will be voted according to the recommendations of the Board of Directors. Those recommendations are described later in this proxy statement.

     You may revoke your proxy at any time before it is exercised by sending written notice of revocation to the Secretary of the Company, or by signing and delivering a later dated proxy. If you attend the Annual Meeting in person, you may revoke your proxy by either giving notice of revocation to the inspectors of election at the Annual Meeting or by voting at the Annual Meeting in person.

     The only business that the Board of Directors intends to present or knows will be presented is the election of two directors and the ratification of selection of independent accountants. The proxy confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting.

     As of October 8, 1999, the record date for the Annual Meeting, the Company had issued and outstanding 73,345,540 shares of Common Stock, without par value. Each share is entitled to one vote.

     Under Michigan law and the Company's By-Laws, the necessary quorum for the Annual Meeting is the presence, in person or by proxy, of a majority of the shares issued and outstanding as of the record date. If a quorum is present at the Annual Meeting, the election of the two nominees for directors, the ratification of selection of independent accountants and any other business that may properly come before the meeting must be approved by the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the matter. Abstention from voting will have the practical effect of voting against any of the matters since it is one less vote for approval. Broker nonvotes on one or more matters will have no impact on such matters since they are not considered "shares present" for voting purposes.

     This proxy statement and the proxy were first mailed to shareholders on or about October 28, 1999.

                             ELECTION OF DIRECTORS

     Following the 1999 Annual Meeting, the Board of Directors will consist of seven members, divided into three classes. At this Annual Meeting, two nominees are to be elected to serve for a term of three years and in each case until their respective successors are elected and qualified. The remaining five directors will continue to serve as set forth below, with two directors having terms expiring on the date of the Annual Meeting in 2000 and three directors having terms expiring on the date of the Annual Meeting in 2001. One of the two nominees is currently a director of the Company. The nominees have agreed to serve if elected. The proxy holders will vote the proxies received by them for the two nominees, or in the event of a contingency not presently foreseen, for different persons as substitutes.

     John W. Spoelhof and Mary Alice Taylor, directors of the Company since April 1995, have notified the Company that they do not intend to stand for re-election at the 1999 Annual Meeting of Shareholders.

     The following sets forth with respect to each nominee and each director continuing to serve, their name, age, principal occupation for the past five years, the year in which they first became a director of the Company and directorships in other business corporations.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
    FOR A THREE YEAR TERM EXPIRING ON THE DATE OF THE ANNUAL MEETING IN 2002

     Peter R. Formanek, 56, was elected a director of the Company in November 1993. Mr. Formanek is a private investor. Mr. Formanek was Co-founder and President of AutoZone, Inc., a specialty retailer of automotive parts and accessories, from 1986 to his retirement in 1994. Mr. Formanek is a director of Borders Group, Inc., a retailer of books and music, and a director of Gart Sports Company, a sporting goods retailer.

     Herman Morris, Jr., 48, has been President and Chief Executive Officer of Memphis Light, Gas and Water Division since August 1997 and was interim President and Chief Executive Officer from January 1997 to August 1997. Mr. Morris was General Counsel of Memphis Light, Gas and Water Division from February 1989 to January 1997 and prior to then, he practiced law in the state of Tennessee since 1977.

     The Board of Directors recommends a vote FOR the election of the nominees. Proxies solicited by the Board of Directors will be so voted for all nominees unless shareholders specify otherwise in their proxies.

                  MEMBERS OF THE BOARD OF DIRECTORS CONTINUING
     IN OFFICE WHOSE TERMS EXPIRE ON THE DATE OF THE ANNUAL MEETING IN 2000

     Richard G. Hansen, 54, was appointed a director of the Company in September 1995. Mr. Hansen was President and Chief Operating Officer of the Company from October 1991 until August 31, 1995 and from November 1998 until his announced resignation becomes effective on November 1, 1999. Mr. Hansen was Executive Vice President and Chief Operating Officer of the Company from August 1989 to October 1991. Prior to August 1989, he served in various executive capacities with the Company since 1979.

     F. Folsom Bell, 57, was a director of the Company from January 1981 to February 1986 and was re-elected a director in June 1988. Mr. Bell was Chairman, President and Chief Executive Officer of Thermo-Serv, Inc., a manufacturer and importer of beverageware and tableware, from July 1989 until September 1999. Mr. Bell is currently acting as a private consultant.

                  MEMBERS OF THE BOARD OF DIRECTORS CONTINUING
     IN OFFICE WHOSE TERMS EXPIRE ON THE DATE OF THE ANNUAL MEETING IN 2001

     Larry D. Fredricks, 62, was elected a director of the Company in October 1996 and has been Director - Financial Counseling Services with Deloitte & Touche LLP since November 1997. Previously, Mr. Fredricks was Executive Vice President and Chief Financial Officer of First Michigan Bank Corp., a multi-bank holding company located in Holland, Michigan, from January 1995 to October 1997 and also served as Senior Vice President and Chief Financial Officer of First Michigan Bank Corp. from May 1991 to January 1995.

     Michael J. Jandernoa, 49, was elected a director of the Company in January 1981, Chief Executive Officer of the Company in February 1986 and Chairman of the Board of Directors in October 1991. Mr. Jandernoa also served as President of the Company from January 1983 to October 1991 and from September 1995 to November 1998. Upon the resignation of Mr. Hansen, Mr. Jandernoa will resume the office of President on November 1, 1999. Prior to January 1983, Mr. Jandernoa served in various executive capacities with the Company since 1979. Mr. Jandernoa is a director of Old Kent Financial Corporation and also serves on the Board of Advisors of the National Association of Chain Drug Stores.

     L. R. Jalenak, Jr., 69, was elected a director of the Company in June 1988. Mr. Jalenak was Chairman of the Board of Cleo Inc., a manufacturer of gift wrap, greeting cards and accessory items, from 1990 until his retirement on December 31, 1993 and was President of Cleo Inc. from 1977 to 1990. Mr. Jalenak is a director of Lufkin Industries, Inc., a manufacturer of oil field pumping equipment, marine propulsion gear and industrial hardware, a director of Dyersburg Corporation, a manufacturer of fabric for the apparel industry, and a trustee of First Funds, a mutual fund.

                     BOARD OF DIRECTORS AND ITS COMMITTEES

     There were five regular meetings of the Board of Directors of the Company in fiscal year 1999 and two telephonic meetings. During fiscal year 1999, each director attended all of the Board meetings and meetings of committees of which he or she was a member that were held while he or she was a director and/or committee member, except for Mr. Spoelhof who attended six out of the seven Board meetings and all of the committee meetings of which he was a member. The Board of Directors has established three standing committees, the Audit Committee, the Nominating Committee and the Compensation Committee, which deal with certain specific areas of the Board's responsibility.

     The Audit Committee, which held three meetings in fiscal year 1999, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company, and reviews the non-audit services to be performed by the independent accountants. The members of the Audit Committee are Messrs. Fredricks (Chairman), Formanek and Jalenak and Ms. Taylor.

     The Nominating Committee, which held two meetings in October 1999, develops general criteria regarding the qualifications and selection of Board members and recommends candidates for election to the Board of Directors. The Nominating Committee will consider persons recommended by shareholders for inclusion as nominees for election to the Board of Directors, if names of such persons are submitted in writing to the Secretary of the Company in compliance with the procedures discussed on page 12. All recommendations should be accompanied by a complete statement of such person's qualifications and an indication of the person's willingness to serve. The members of the Nominating Committee are Messrs. Jalenak (Chairman), Bell and Fredricks and Ms. Taylor.

     The Compensation Committee, which held two telephonic meetings in fiscal year 1999, reviews and recommends the compensation arrangements for top management of the Company, including salaries, bonuses and grants of options to purchase shares under the Company's Employee Incentive Stock Option Plan. The members of the Compensation Committee are Messrs. Bell (Chairman), Formanek and Spoelhof.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Executive officers, directors and beneficial owners of 10% or more of the Company's Common Stock are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with during fiscal year 1999.

                           PRINCIPAL SECURITYHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 1, 1999, (i) by each person who is known to the Company to own beneficially more than 5% of the Common Stock, (ii) by each director and nominee for director, (iii) by the Chief Executive Officer and the four next most highly compensated executive officers as of the end of the fiscal year 1999, and (iv) by all directors and executive officers of the Company as a group as of October 1, 1999. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

                                                                                   OWNERSHIP
                                                                             ---------------------
DIRECTORS, NAMED EXECUTIVE OFFICERS, DIRECTOR NOMINEE AND 5% SHAREHOLDERS      NUMBER      PERCENT
-------------------------------------------------------------------------      ------      -------
DIRECTORS AND NOMINEE
Michael J. Jandernoa(1)............................................           9,568,085     13.0%
F. Folsom Bell(2)..................................................              12,528        *
Peter R. Formanek(2)...............................................              12,528        *
Larry D. Fredricks(2)..............................................              11,860        *
Richard G. Hansen(3)...............................................           1,468,888      2.0%
L. R. Jalenak, Jr.(4)..............................................              70,528        *
Herman Morris, Jr. ................................................                  --       --
John W. Spoelhof(5)................................................              35,094        *
Mary Alice Taylor(2)...............................................               7,194        *
NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
James H. Bloem(6)..................................................              82,852        *
Craig G. Hammond(6)................................................              72,961        *
Mark P. Olesnavage(7)..............................................             549,774        *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
  (10 persons)(1)(2)(3)(4)(5)(7)(8)................................          11,800,193     16.0%
5% SHAREHOLDERS
Wellington Management Company, LLP(9)..............................          10,314,780     14.1%
     75 State Street
     Boston, MA 02109
Southeastern Asset Management, Inc.(10)............................           8,002,900     10.9%
     6075 Poplar Ave
     Memphis, TN 38119

---------------------------
  *  Less than 1%

 (1) Includes 6,236,926 shares owned by the Michael J. Jandernoa Trust, of which Mr. Jandernoa is the trustee. Includes 2,275,000 shares owned by the M.S.J. Investment Limited Partnership, a Michigan limited partnership ("MJLP"). Mr. Jandernoa is the sole general partner of MJLP, and 26% of MJLP is held by each of three trusts established for the benefit of Mr. Jandernoa's three children. Includes 408,620 shares owned by the Michael J. Jandernoa Grantor Trust Two of which Mr. Jandernoa is trustee and under which he has a reversionary interest. Includes 408,620 shares owned by the Susan M. Jandernoa Grantor Trust Two of which Mrs. Jandernoa is trustee and under which she has a reversionary interest. Includes 106,346 shares owned by Michael J. Jandernoa as Trustee of the Michael J. Jandernoa Charitable Annuity Lead Trust. Includes 67,570 shares owned by the Susan M. Jandernoa Trust of which Mrs. Jandernoa is the trustee. Includes 65,003 shares subject to options exercisable within 60 days following October 1, 1999, the date as of which the table is prepared. Mr. Jandernoa's address is c/o Perrigo Company, 515 Eastern Avenue, Allegan, Michigan 49010.

 (2) The share total includes 1,860 shares of restricted stock awarded in this person's capacity as a director. The balance of the shares subject to options exercisable within 60 days.

 (3) Includes 500,000 shares owned by Richard G. Hansen as Trustee for the Richard G. Hansen Five-Year Grantor Retained Annuity Trust of which Mr. Hansen is trustee and has a reversionary interest, 394,904 shares owned by Richard G. Hansen as Trustee for the Richard G. Hansen Trust, 320,000 shares owned by Richard G. Hansen as Trustee for the Sandra E. Hansen Trust and 152,124 shares owned by trusts for the benefit of Mr. Hansen's children and grandchildren, of which Mr. Hansen is the trustee. Includes 1,860 shares of restricted stock awarded him in his capacity as a director, prior to November 10, 1998. Includes 100,000 shares subject to options exercisable within 60 days.

 (4) Includes 1,860 shares of restricted stock awarded Mr. Jalenak in his capacity as a director and 12,668 shares subject to options exercisable within 60 days.

 (5) Includes 2,900 shares owned by trusts for Mr. Spoelhof's grandchildren, for which Mr. Spoelhof is the trustee, and as to which Mr. Spoelhof disclaims beneficial ownership. Includes 1,860 shares of restricted stock awarded Mr. Spoelhof in his capacity as a director and 5,334 shares subject to options exercisable within 60 days.

 (6) All shares consist of shares subject to options exercisable within 60 days and shares owned through the Company's direct stock purchase plan program and 401(k) plan.

 (7) Includes 150,200 shares subject to options exercisable within 60 days. Includes 56,472 shares owned by trusts for the benefit of Mr. Olesnavage's children, of which Mr. Olesnavage is the trustee.

 (8) Includes 55,336 shares subject to options exercisable within 60 days by another executive officer.

 (9) Share information has been supplied by the holder as of June 30, 1999. Wellington Management Company, LLP does not have sole voting or sole investment power with respect to any of the shares it holds and has shared voting power and shared investment power with respect to 4,642,980 shares and 10,314,780 shares, respectively. Of the listed shares, Vanguard Health Care Fund, P.O. Box 2600, V37, Valley Forge, PA 19482, beneficially owns 4,817,090 shares (6.6%) of the Company's Common Stock as reported in a
     Schedule 13G filed with the Securities and Exchange Commission on February 11, 1999, and has sole voting power and shared investment power with respect to these shares.

(10) Share information has been supplied by the holder as of October 1, 1999. Southeastern Asset Management, Inc. does not have sole voting power with respect to any of the shares it holds, has shared voting power and shared investment power with respect to 7,268,800 shares, and has sole investment power with respect to 734,100 shares. Of the listed shares, Longleaf Partners Small-Cap Fund, 6410 Poplar Avenue, Suite 900, Memphis, TN 38119, beneficially owns 7,268,800 shares (9.9%) of the Company's Common Stock and has shared voting power and shared investment power with respect to these shares.

                           COMPENSATION OF DIRECTORS

OUTSIDE DIRECTORS

     The Company's directors who are not employees of the Company receive a retainer fee of $20,000 per year for Board membership, of which $10,000 is paid in cash and $10,000 is paid in the form of an annual restricted stock grant of Company stock. Non-employee directors also receive a fee of $1,000 for attendance at each special Board or shareholders' meeting and $500 for participation in a special Board meeting held by telephone conference call. All directors are reimbursed for expenses incurred in connection with attending Board and Committee meetings. The chairman of each standing committee is paid a fee of $2,000 for attendance at each meeting and a fee of $1,000 for participation in a meeting held by telephone. All other members of the standing committees are paid a fee of $1,000 for each meeting attended and a fee of $500 for participation in a meeting held by telephone.

     The Company's directors who are not employees of the Company are eligible to participate in the Company's Non-Qualified Stock Option Plan for Directors (the "Directors' Plan"). The Directors' Plan is administered by the Board of Directors of the Company and provides for issuance of options covering up to 268,000 shares of the Company's Common Stock at a purchase price per share at least equal to the fair market value of a share on the date of grant as determined by the Board of Directors.

     Non-employee directors who are newly elected to the Board are granted options to purchase 5,000 shares of the Company's Common Stock under the Directors' Plan. All directors are granted options annually under the Directors' Plan to purchase 2,000 shares of the Company's Common Stock, with newly elected directors eligible for a similar annual grant at the Annual Meeting of Directors next following his or her election.

     As of October 1, 1999, options to purchase 174,670 shares of Common Stock had been granted under the Directors' Plan of which options to purchase 100,000 shares of Common Stock were outstanding under the Directors' Plan and 48,007 shares of the outstanding options were vested.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors reviews and recommends the compensation arrangements for the executive officers named in the Summary Compensation Table below with respect to salaries, bonuses and grants of options to purchase shares of Common Stock under the Company's Employee Incentive Stock Option Plan. The Compensation Committee also reviews and recommends the management incentive bonus, grants of options and profit sharing contribution for all affected employees.

OBJECTIVES AND POLICIES

     The Compensation Committee strives to:

     - motivate executive officers to create added value for the Company's shareholders through compensation incentives that are tied to the Company's operating and stock market performance;

     - reward executive officers for their individual performance and the performance of the Company;

     - provide compensation and benefits at levels that enable the Company to attract and retain high-quality executives; and

     - align the interests of the Company's officers and directors with the interests of the Company's shareholders through potential stock ownership.

     The Company has designed its management compensation policy to provide a compensation package for executive officers that is generally competitive with the compensation of executive officers of comparable manufacturing companies as compiled by Watson-Wyatt Worldwide with respect to salary and bonus, with more emphasis on bonus. The Watson-Wyatt survey is comprised of non-durable goods manufacturing companies, including some of those reflected in the Nasdaq Pharmaceutical Index on the Performance Graph set forth on page 11. The incentive portions of the package are intended to encourage and reward outstanding individual and Company performance. Compensation for executive officers of the Company consists of a base salary, an annual bonus, if one is warranted under the criteria of the Management Incentive Bonus Plan ("Bonus Plan"), any earned bonus payments under one of the Company's productivity sharing plans (the "Improshare(R) Plan" or the "Excel Plan"), annual contributions to the Company's Profit Sharing Retirement Plan and Trust, a defined contribution profit sharing plan for certain Company employees (the "Profit Sharing Plan"), Company contributions under the Company's 401(k) plan and, for certain executive officers, the grant of stock options under the Company's Employee Incentive Stock Option Plan. It is the objective of the Compensation Committee that executive officers' salaries and bonuses approximate the median as reflected in the Watson-Wyatt survey.

CASH-BASED COMPENSATION

     Base Salary and Bonus - The Compensation Committee employs a formal approach for measuring and evaluating executive officer performance. Executive officer base salary and individual bonus awards under the Bonus Plan are determined based on the following factors (ranked in order of importance): (i) Company-wide performance measured by attainment of specific strategic objectives and quantitative measures; (ii) individual performance of each executive officer; (iii) compensation levels at comparable manufacturing companies; and
(iv) historical cash and equity compensation levels. The primary quantitative measure utilized is return on assets; however, earnings per share and revenue growth are also considered. Qualitative assessments include the quality and measured progress of the Company's marketing and manufacturing operations and the success of strategic actions, such as acquisitions of lines of business or introduction of new products.

     Under the Improshare(R) Plan and the Excel Plan during fiscal year 1999, productivity improvements were shared equally between the Company and the participants in the plans. These plans cover all employees of the Company and its subsidiaries and were calculated based upon the ratio of total labor value of products produced to total hours worked by all participants. Improshare(R) Plan and Excel Plan payments were computed as a percentage of base salary. The largest amount paid to an executive officer in fiscal year 1999 under the Improshare(R) Plan or the Excel Plan was $52,669 awarded to Mr. Jandernoa. For individuals named in the Summary Compensation Table for fiscal year 1999, their salary plus their payments under the Bonus Plan and Improshare(R) Plan or Excel Plan composed substantially all of their compensation.

     The annual Company contribution under the Profit Sharing Plan is determined at the discretion of the Board of Directors and is shared by all employees of the Company and its subsidiaries with one year of service, other than employees of Perrigo Company of Tennessee, Inc. and Perrigo Company of Missouri, Inc. who participated in separate retirement plans. The contribution to each individual under the Profit Sharing Plan is based on the ratio of total individual compensation (limited to a maximum of $160,000 for fiscal year 1999) to total compensation of all participants for the same plan year. For fiscal year 1999, the Company made Profit Sharing Plan contributions of $7,556 on behalf of Messrs. Jandernoa, Hansen, Hammond and Olesnavage. A profit sharing contribution of $2,158 was made under the Perrigo of Tennessee Plan on behalf of Mr. Bloem.

     The Company contribution under the Company's 401(k) plan was $400 for Messrs. Jandernoa, Hansen, Hammond and Olesnavage. In addition, a contribution under the Perrigo of Tennessee 401(k) Plan was $2,158 for Mr. Bloem.

STOCK OPTION GRANTS

     Messrs. Jandernoa, Hansen, Bloem, Hammond and Olesnavage were granted stock options to purchase 65,000, 100,000, 30,000, 30,000 and 30,000 shares of Common Stock, respectively, during fiscal year 1999. Stock option grants are intended to provide broad and deep incentives throughout the Company aligned with shareholder value.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As a principal shareholder of the Company prior to its sale of shares of Common Stock to the public in December 1991, Mr. Jandernoa retains a substantial share ownership in the Company, which aligns his interests with those of the Company's shareholders. The Compensation Committee believes that Mr. Jandernoa's compensation as Chief Executive Officer is below the compensation of the chief executive officers of comparable companies. The same criteria described above that are used to establish executive officer compensation are employed in determining Mr. Jandernoa's base salary and annual bonus.

     In the view of the Compensation Committee, the Company's results in fiscal year 1999 were below expectations due in significant part to production and shipping inefficiencies created by the Company's conversion to a new enterprise software system in 1999. That conversion resulted in lost sales, increased outsourcing costs incurred to meet customer service requirements, and increased write-offs and reserves for inventory obsolescence. While customer service improved significantly during the second half of fiscal 1999 and the benefits of the new software system began to be realized, the relative performance of the Company on a fiscal year basis was disappointing. In addition, the Compensation Committee noted that the performance of the Company's Common Stock during fiscal year 1999 declined over the prior year, as illustrated by the performance graph on page 11. As a result of the Company's overall financial results and its stock performance, the Compensation Committee determined that no payments would be made under the Bonus Plan to the Chief Executive Officer or any other executive officer for fiscal year 1999.

SUMMARY

     Executive compensation at the Company is carefully reviewed by the Compensation Committee, the Board of Directors and senior management. After reviewing the Company's compensation programs, the Compensation Committee has concluded that the amounts paid to executive officers, including stock options, in fiscal year 1999 appropriately reflect individual performance, are linked to the financial, operational and market results of the Company and are generally competitive with amounts paid to executive officers of comparable companies.

COMPENSATION COMMITTEE

F. Folsom Bell (Chairman)
Peter R. Formanek
John W. Spoelhof

SUMMARY COMPENSATION TABLE

     The following table contains information regarding the individual compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company in fiscal year 1999.

                                                                                           LONG TERM
                                               ANNUAL COMPENSATION(1)                    COMPENSATION
                                    --------------------------------------------   -------------------------
                                                                      MANAGEMENT    STOCK          ALL
             NAME AND               FISCAL              IMPROSHARE/   INCENTIVE    OPTION         OTHER
        PRINCIPAL POSITION           YEAR     SALARY       EXCEL        BONUS      AWARDS    COMPENSATION(2)
        ------------------          ------    ------    -----------   ----------   ------    ---------------
Michael J. Jandernoa..............   1999    $459,600     $52,669            --     65,000       $10,059
  Chairman of the Board of
     Directors                       1998     437,725      56,246            --     65,000        10,261
  and Chief Executive Officer        1997     372,100      45,614      $307,776     65,000         8,035
Richard G. Hansen(3)..............   1999    $235,154     $23,130            --    100,000       $ 7,956
  President and
  Chief Operating Officer
Mark P. Olesnavage................   1999    $290,400     $33,006            --     30,000       $ 7,956
  President, Customer Business       1998     285,724      36,976            --     38,000         8,348
  Development                        1997     266,425      32,156       222,899     60,000         8,035
Craig G. Hammond(4)...............   1999    $263,300     $30,817            --     30,000       $ 7,956
  President, Perrigo International   1998     258,924      34,522            --     38,000         8,348
                                     1997     239,350      29,737       222,899     60,000         8,035
James H. Bloem(5).................   1999    $221,884     $27,559            --     30,000       $ 4,317
  President, Personal Care           1998     218,050      29,023            --     38,000         8,348
                                     1997     198,025      24,538        91,170     60,000         8,035

---------------------------
(1) Except for Mr. Hammond as described in footnote (4) below, none of the named executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of his annual salary and bonus as reported above.

(2) The amounts include contributions under the Company's 401(k) plan and Profit Sharing Plan, and the dollar value of premium benefits under split dollar life insurance policies for which the Company will be reimbursed for premiums paid.

(3) Mr. Hansen was appointed an executive officer during fiscal year 1999. Accordingly, only fiscal year 1999 compensation data have been included in the table.

(4) In conjunction with his joining the Company, the Company reimbursed Mr. Hammond $91,808 in 1998 for relocation expenses which are not included in the table above. Mr. Hammond is no longer employed by the Company. Pursuant to an agreement with Mr. Hammond, he will receive one year's base salary of $284,364 payable from September 1999 through August 2000.

(5) Mr. Bloem's employment by the Company was terminated with the sale of the Company's personal care business and existing employment obligations were assumed by the buyer of that business.

STOCK OPTIONS

     The following table shows the number of options granted to the named executive officers of the Company in fiscal year 1999 under the Company's 1988 Employee Incentive Stock Option Plan, as amended. Pursuant to Securities and Exchange Commission rules, the table also shows the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that if the stock price does not appreciate, there will be no increase in the potential realizable value of the options granted.

                                                      INDIVIDUAL GRANT
                                    ----------------------------------------------------
                                                   PERCENT OF                                POTENTIAL REALIZABLE VALUE AT
                                    NUMBER OF        TOTAL                                      ASSUMED ANNUAL RATES OF
                                    SECURITIES      OPTIONS                                    STOCK PRICE APPRECIATION
                                    UNDERLYING     GRANTED TO     EXERCISE                          FOR OPTION TERM
                                     OPTIONS      EMPLOYEES IN     PRICE      EXPIRATION    -------------------------------
              NAME                   GRANTED      FISCAL YEAR      ($/SH)        DATE       0%          5%           10%
              ----                  ----------    ------------    --------    ----------    --          --           ---
Michael J. Jandernoa............      65,000          6.1%        $8.5625      09/09/08     $0       $350,019      $887,017
Richard G. Hansen...............     100,000          9.4          7.8750      01/30/00      0         32,879        65,506
Mark P. Olesnavage..............      30,000          2.8          8.5625      09/09/08      0        161,547       409,392
Craig G. Hammond................      30,000          2.8          8.5625      09/09/08      0        161,547       409,392
James H. Bloem..................      30,000          2.8          8.5625      08/25/01      0         39,894        83,689

                         FISCAL YEAR END OPTION VALUES

     The following table provides information concerning the value of stock options held by each named executive officer on July 3, 1999.

                                                                              NUMBER OF
                                                                             SECURITIES           VALUE OF
                                                                             UNDERLYING         UNEXERCISED
                                                                             UNEXERCISED        IN-THE-MONEY
                                                                             OPTIONS AT          OPTIONS AT
                                               SHARES                       JULY 3, 1999        JULY 3, 1999
                                              ACQUIRED         VALUE        EXERCISABLE/        EXERCISABLE/
                  NAME                       ON EXERCISE    REALIZED(1)     UNEXERCISABLE     UNEXERCISABLE(2)
                  ----                       -----------    -----------     -------------     ----------------
Michael J. Jandernoa.....................           0              --       32,502/162,498       $       0/0
Richard G. Hansen........................           0              --        100,000/4,000        56,250/125
Mark P. Olesnavage.......................       5,000         $45,312      132,366/114,666         667,800/0
Craig G. Hammond.........................           0              --       51,335/126,665               0/0
James H. Bloem...........................           0              --       51,335/126,665               0/0

---------------------------
(1) Represents the difference between the closing price of the Company's Common Stock on the date of exercise and the exercise price of the option.

(2) Represents the difference between the closing price of the Company's Common Stock on July 3, 1999 and the exercise price of the option.

PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Common Stock of the Company from June 30, 1994 through July 3, 1999, with the cumulative total return on the Nasdaq Composite Index, the Dow Jones Pharmaceutical Index and the Nasdaq Pharmaceutical Index from June 30, 1994 through June 30, 1999 (assuming the investment of $100 in the Company's Common Stock and reinvestment of all dividends). The Company did not pay any dividends during this period. The Nasdaq Composite Index, the Dow Jones Pharmaceutical Index and the Nasdaq Pharmaceutical Index are published monthly. Correspondingly, the June 30, 1994 index amounts have been used as the initial amounts for the graphic comparison. The following companies comprise the Dow Jones Pharmaceutical Index: Allergan Inc., American Home Products, Bristol-Myers Squibb, Johnson & Johnson, Eli Lilly & Co., Merck & Co., Pfizer Inc., Schering-Plough, Pharmacia & Upjohn Co. and Warner-Lambert. All Nasdaq listed companies in SIC code 283 (Medicinal Chemicals and Botanical Products, Pharmaceutical Preparations, Diagnostic Substances and Biological Products) comprise the Nasdaq Pharmaceutical Index. The Nasdaq Pharmaceutical Index is comprised of nearly 300 companies including certain companies which are direct competitors of the Company.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
          AMONG PERRIGO COMPANY, THE NASDAQ STOCK MARKET - U.S. INDEX,
               THE DOW JONES PHARMACEUTICAL INDEX AND THE NASDAQ
                              PHARMACEUTICAL INDEX

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------------
                                                         6/94    6/95    6/96    6/97    6/98    6/99
---------------------------------------------------------------------------------------------------------
PERRIGO COMPANY                                          $100    $ 80    $ 82    $ 91    $ 73    $ 62
---------------------------------------------------------------------------------------------------------
  NASDAQ STOCK MARKET(U.S.)                              $100    $133    $171    $208    $274    $393
---------------------------------------------------------------------------------------------------------
  DOW JONES PHARMACEUTICALS                              $100    $150    $222    $345    $496    $569
---------------------------------------------------------------------------------------------------------
  NASDAQ PHARMACEUTICALS                                 $100    $133    $196    $199    $294    $285
---------------------------------------------------------------------------------------------------------

* $100 invested on June 30, 1994 in stock or index - including reinvestment of dividends. Fiscal year ending June 30, except 1999 when Perrigo's fiscal year ended July 3.

     This year, the Company added to its comparison table the Nasdaq Pharmaceutical Index and next year will not include the Dow Jones Pharmaceutical Index. The reason for this change is the Company's belief that the companies comprising the Nasdaq Pharmaceutical Index more closely reflect the business characteristics of the Company. Those companies' drug discovery and development efforts, depth and breadth of product base, extent of geographical coverage, revenue base and market capitalization are generally more comparable to the Company than the significantly larger companies contained in the Dow Jones Pharmaceutical Index. While the Nasdaq Pharmaceutical Index includes many biotechnology companies, which are not comparable to the Company, in general the Nasdaq Index is more comparable than the Dow Jones Pharmaceutical Index.

     The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during fiscal year 1999 were Messrs. Bell (Chairman), Formanek and Spoelhof. The directors on the Compensation Committee are outside directors and have never been officers or employees of the Company.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     On the recommendation of the Audit Committee, the Board of Directors has selected BDO Seidman, LLP as the independent accountants to examine the financial statements of the Company and its subsidiaries for fiscal year 2000. BDO Seidman, LLP has been employed to perform this function for the Company since 1988.

     One or more representatives of BDO Seidman, LLP will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

     Although this appointment is not required to be submitted to a vote of shareholders, the Board believes it is appropriate as a matter of policy to request that the shareholders ratify the appointment. If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholder rejection and the Board will reconsider this appointment. A majority of the votes cast is required to ratify the appointment of the independent accountants.

     The Board of Directors recommends a vote FOR the proposal to ratify the selection of BDO Seidman, LLP. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise in their proxies.

              2000 SHAREHOLDER PROPOSALS AND NOMINATING PROCEDURES

     If a shareholder wants the Company to consider including a proposal in the Company's Proxy Statement for the 2000 Annual Meeting of Shareholders, the shareholder must deliver a copy of such proposal to the Company's Secretary at the Company's principal executive office at 515 Eastern Avenue, Allegan, Michigan 49010, no later than July 1, 2000.

     If a shareholder wants to nominate a director to be elected at the 2000 Annual Meeting or if a shareholder intends to present a proposal at the Company's 2000 Annual Meeting, but does not intend to have such proposal included in the 2000 Proxy Statement, the shareholder must deliver a copy of such nomination or proposal to the Company's Secretary at the Company's principal executive office listed above no later than September 28, 2000 and no earlier than September 8, 2000. If the date of the Company's 2000 Annual Meeting is more than 30 calendar days before or more than 60 calendar days after the date of the 1999 Annual Meeting, a shareholder's notice will be timely if the Company receives it by the close of business on the tenth day following the day the Company publicly announces the date of the 2000 Annual Meeting. If the Company does not receive notice of a shareholder proposal within this time frame, the Company will use its discretionary authority to vote the shares it represents as the Board of Directors may recommend.

                                    GENERAL

     The cost of the preparing, assembling and mailing this proxy statement and accompanying materials will be borne by the Company. Solicitations will be made by mail, but in some cases may also be made by telephone or personal call by officers, directors or regular employees of the Company, who will not be specially compensated for such solicitation. The entire cost of such solicitation will be borne by the Company, which will include the cost of supplying the necessary additional copies of the solicitation materials for beneficial owners of shares held of record by brokers, dealers, banks and voting trustees, and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of the solicitation material to those beneficial owners.

                                          By Order of the Board of Directors

                                          John R. Nichols
                                          Secretary

Allegan, Michigan
October 28, 1999

                                 [PERRIGO LOGO]

                                                                     PGOCO-PS-99

                                                                                                           For All   With-   For All
--------------------------------------                 1. Election of Directors, Nominees                  Nominees  hold    Except
           PERRIGO COMPANY
--------------------------------------
                                                                          Peter R. Formanek                  / /      / /     / /
                                                                          Herman Morris, Jr.


                                                          NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through nominee's name.
                                                          Your shares will be voted for the remaining nominee.

CONTROL NUMBER:
RECORD DATE SHARES:

                                                                                                           For     Against   Abstain

                                                       2. Ratification of Selection of BDO Seldman, LLP.   / /      / /      / /




                                                       3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                                           ----------
Please be sure to sign and date this Proxy.   Date
-----------------------------------------------------     Mark box at right if an address change or comment has been noted   / /
                                                          on the reverse side of this card.


-----Shareholder sign here-----Co-owner sign here----





DETACH CARD                                                                                                         DETACH CARD

                                PERRIGO COMPANY

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS DECEMBER 7, 1999

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Michael J. Jandernoz, Thomas J. Ross and John R. Nichols, or any of them with full power of substitution as attorneys and proxies to vote as designated below, with all powers which the undersigned would possess if personally present, all the shares of Common Stock of Perrigo Company held of record by the undersigned on October 8, 1999, at the Annual Meeting of Shareholders to be held on December 7, 1999, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS OTHERWISE DETERMINED BY THE PROXYHOLDERS IN THEIR DISCRETION.

--------------------------------------------------------------------------------
    PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
--------------------------------------------------------------------------------

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